EX 99.28(d)(29(v)

Amendment

to Amended and Restated

Investment Sub-Advisory Agreement Between

Jackson National Asset Management, LLC

and Templeton Global Advisors Limited

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), and Templeton Global Advisors Limited, a Bahamian corporation and registered investment adviser (“Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser (“Parties”) entered into an Amended and Restated Investment Sub-Advisory Agreement effective as of the 1st day of December, 2012, as amended (“Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios of JNL Series Trust (“Trust”), as listed on Schedule A of the Agreement.

Whereas, the Parties have agreed to rename the JNL/Franklin Templeton Global Growth Fund of the Trust to the JNL/Franklin Templeton Global Fund.

Whereas, pursuant to this fund name change, the Adviser and the Sub-Adviser have agreed to amend Schedule A and Schedule B of the Agreement to update the fund name, as outlined above.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1.	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated April 24, 2017, attached hereto.

2.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated April 24, 2017, attached hereto.

3.
Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

4.	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Amendment to be executed, effective April 24, 2017.

Jackson National Asset Management, LLC		Templeton Global Advisors Limited

By:	/s/ Mark D. Nerud	By:	/s/ Norman J. Boersma
Name:	Mark D. Nerud	Name:	Norman J. Boersma
Title:	President and CEO	Title:	President

Schedule A
Dated April 24, 2017

Funds
JNL/Franklin Templeton Global Fund

A-1

Schedule B
Dated April 24, 2017
(Compensation)

JNL/Franklin Templeton Global Fund
Average Daily Net Assets	Annual Rate
$0 to $50 million	.625%
$50 to $200 million	.465%
$200 to $500 million	.375%
Amounts over $500 million	.350%

B-1